STATE OF DELAWARE
CERTIFICATE OF TRUST
of
SERIES PORTFOLIOS TRUST

This Certificate of Trust for Series Portfolios Trust (the “Trust”), has been duly executed and is being filed on behalf of the Trust by the undersigned, as initial sole trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del.C. § 3801, et seq.) (the “Act”) and sets forth the following:

1.	The name of the Trust is: Series Portfolios Trust.

2.
In accordance with § 3807(b) of the Act, the Trust has and shall maintain in the State of Delaware a registered office and a registered agent for service of process. The registered office of the Trust in the State of Delaware and the name of the registered agent for service of process on the Trust is:

The Corporation Trust Company
Corporation Trust Center
1209 Orange Street
Wilmington, Delaware 19801
New Castle County

3.
The Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§80a-1 et seq.).

4.
Pursuant to Section 3806(b)(2) of the Act, the Trust shall issue one or more series of beneficial interests having the rights and preferences set forth in the governing instrument of the Trust, as the same may be amended from time to time (each a “Series”).

5.
Pursuant to Section 3804(a) of the Act, there shall be a limitation on liabilities of each Series such that (a) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series shall be enforceable against the assets of such Series only, and not against the assets of the Trust generally or the assets of any other Series thereof, and (b) none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other Series thereof shall be enforceable against the assets of such Series.

6.	The business of the Trust will be managed in accordance with the Trust’s Agreement and Declaration of Trust as such document may be amended from time to time.

7.	This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned, as the Trustee of the Trust, has caused this Certificate of Trust to be duly executed as of this 27th day of July, 2015.

By:  /s/ Dana Armour_________________
Name: Dana Armour, not in her individual
capacity, but solely as Initial Trustee